EXHIBIT 99(g)
PHYSICIANS INSURANCE COMPANY OF WISCONSIN, INC.
LONG-TERM STOCK PLAN
ARTICLE I
PURPOSE OF PLAN
     The purpose of this Long-Term Stock Plan (“Plan”) of Physicians Insurance Company of Wisconsin, Inc. (the “Company”) is to provide Company officers, directors and key employees with a special incentive to improve the Company’s performance and profitability by allowing participants to share in any increase they create in the Company’s equity value through awards of Company stock.
ARTICLE II
ADMINISTRATION
     Section 1. Committee. The Plan shall be administered by the Compensation Committee of the Board of Directors (the “Committee”). A majority of the members of the Committee shall constitute a quorum. The approval of such a quorum, expressed by vote at a meeting, shall constitute the action of the Committee and shall be valid and effective for all purposes of the Plan.
(a) The Committee shall have the following responsibilities and powers:
          (i) To administer the Plan in accordance with its terms, with all such powers as are necessary to carry out the provisions of the Plan;
          (ii) To appoint a Plan Administrator to handle the day-to-day management of the Plan; and
          (iii) To interpret the Plan and determine all questions, including all appeals by Participants from determinations of the Plan Administrator, which determination by the Committee shall be conclusive and binding on all persons, except as otherwise provided herein or by law.
(b) The Committee shall keep a permanent record of its actions with respect to the Plan.
     Section 2. Plan Administrator. The Plan Administrator shall be selected by the Committee, and the Committee may remove the Plan Administrator at any time, with or without cause. The Plan Administrator may resign at any time by filing written notice with the Committee. The Plan Administrator shall manage the Plan within the framework of the policies, interpretations, rules, practices and procedures made by the Committee.

ARTICLE III
ELIGIBILITY
     Current members of the Board of Directors, officers and key employees identified by the Committee on the basis of their importance to the Company and their ability to affect the Company’s performance and profitability (the “Participants”) shall be eligible to participate in the Plan.
ARTICLE IV
SHARES SUBJECT TO PLAN
     Section 1. Shares. The shares to be issued under the Plan are shares of the Company’s Common Stock, par value $250.00.
     Section 2. Number. The aggregate number of shares which may be issued pursuant to the Plan shall not exceed twenty-four hundred (2400) shares.
ARTICLE V
AWARD OF SHARES
     Section 1. Awards to Members of the Board of Directors and Officer Participants. The number of shares awarded a Participant who is a member of the Board of Directors or an officer of the Company will be equal to the cash value of the award, divided by the Fair Market Value of the stock as of the last day of the previous fiscal quarter. The Committee may choose to award fractional shares. Alternatively, the cash value of any award or portion thereof amounting to less than the Fair Market Value of a whole share of the stock may be either accrued and applied toward the next award of shares to the Participant, or paid to the Participant in cash, in the sole discretion of the Committee.
     Section 2. Awards to Key Employee Participants. A Participant who is a key employee will be awarded shares on a whole and fractional share basis rather than on a cash value basis translated into the equivalent number of shares at the Fair Market Value. The number of whole and fractional shares awarded a key employee participant will be decided at the sole discretion of the Committee.
     Section 3. Fair Market Value. The Fair Market Value shall be equal to the price that would be paid by a willing buyer to the willing seller in an arm’s-length transaction, both being fully and equally knowledgeable of all material facts, and shall be established in accordance with a formula approved by the Committee in its sole discretion and applied on a consistent basis. The Committee may rely on a valuation made by a qualified independent appraiser or, in the event of a change of control, on the value of such shares as established under the terms of the change of control.
     Section 4. Committee’s Sole Discretion. The Committee shall have sole discretion to determine, during each calendar year the Plan is in effect (“Plan Year”), which Participants will receive awards pursuant to the Plan and in what amounts, expressed as cash values or on a share basis. Awards shall be determined as soon as practicable following the end of the Plan Year.

     Section 5. Award Criteria. The Committee will base its decisions concerning awards on such factors as the Company’s adjusted return on equity (ROE) and return on assets (ROA) over a Plan Year, as compared to target figures established by the Company’s management and approved by the Board of Directors, and/or as compared to actual figures for a peer group of insurance companies (the “Peer Group”) selected by the Committee, in its sole discretion, based on such factors that the Committee, in consultation with Management, deems appropriate, including but not limited to: the Company’s primary line of business, revenues, assets, geographic scope of business and client base. For purposes of determining awards, the Committee shall use financial information as reported by the Company’s accountants in accordance with statutory prescribed accounting requirements.
     Section 6. Award Limitations.
                 (a) Except as provided in subparagraph (b), no shares shall be awarded if the sum of: (1) the value placed on the shares under Article V, section 1, above (“Award Value”) and (2) the aggregate Award Value of all securities of the Company awarded in the preceding 12 months in reliance on Securities and Exchange Commission Rule 701, 17 C.F.R. § 203.701 (“Rule 701”) exceeds the lesser of five million dollars ($5,000,000) or fifteen percent (15%) of the Company’s total assets as of the end of its last fiscal year.
                 (b) The limitation in subparagraph (a) relating to the Company’s total assets may be disregarded if the sum of: (1) the number of shares to be awarded, and (2) the number of the Company’s securities awarded in the preceding twelve (12) months in reliance on Rule 701, does not exceed fifteen percent (15%) of the outstanding securities of that class.
                 (c) For purposes of this Section 6, the outstanding securities of a class shall include any shares of that class issuable pursuant to the exercise or conversion of outstanding options, warrants, rights or conversion of convertible securities, unless the options, warrants, rights or convertible securities were issued under Rule 701.
ARTICLE VI
EFFECTIVE DATE
     The effective date of the Plan is January 1, 1995.
ARTICLE VII
TERM OF PLAN
     Shares may be awarded under the Plan at any time up to and including the date on which the Board of Directors, by resolution, terminates the Plan, after which date the Plan shall expire; provided that termination of the Plan shall not affect the rights or obligations of the Company or Participants with respect to shares issued pursuant to the Plan prior to its termination.

ARTICLE VIII
EFFECTIVE DATE OF AWARD
     Section 1. Awards to Officers and Key Employees. The award of shares to a Participant who is an officer or key employee of the Company shall become vested, and the shares shall be issued and delivered to the Participant at a rate of one fifth of the original number of shares awarded on each of the first through fifth anniversaries of the date of award (the “Award Date”). The shares shall be fully vested on the fifth anniversary of the Award Date.
     Section 2. Awards to Members of the Board of Directors. The award of shares to a Participant who is a member of the Board of Directors (and who is not an employee of the Company) shall be vested in the participant immediately, and the shares shall be issued and delivered to the Participant, immediately upon award of the shares.
ARTICLE IX
TERMINATION OF EMPLOYMENT OR SERVICE
     Upon termination of employment with the Company or termination of service as a member of the Board of Directors for any reason, whether voluntary or involuntary, and whether or not due to death or disability:
                 (a) An award of shares that has not yet become vested under Article VIII shall be null and void and the Participant no longer shall be entitled to receive any shares pursuant to the award, and
                 (b) Subject to ARTICLE XVII, the Company shall repurchase shares previously awarded and vested in a Participant within one year after the date of termination. Such repurchase shall be made in cash in an amount equal to the Fair Market Value of the shares at the end of the quarter preceding termination.
ARTICLE X
CHANGES IN COMMON STOCK
     In the event of reorganization, recapitalization, stock split, stock dividend, rights offering or any other change affecting the common stock of the Company, the Committee, subject to approval of the Board of Directors, shall make appropriate changes in the number and kind of shares to be awarded under the Plan.
ARTICLE XI
CHANGE OF CONTROL
     Unless the Board of Directors provides otherwise, in the event of any transaction, including but not limited to a buy out, dissolution, merger, consolidation, share exchange or other business combination in which a person, entity or group acting in concert becomes the beneficial owner of more than 25 percent of the Company’s outstanding common stock (“Change of Control”):

                 (a) An award of shares that has been granted but that have not yet become vested under Article VIII shall become immediately vested and the shares awarded shall be immediately issued and delivered to the Participant;
                 (b) The Company shall have the right to repurchase any shares previously awarded and issued to the Participant, including shares issued pursuant to paragraph (a) above, for cash in an amount equal to the value of such shares as established under the terms of the Change of Control;
                 (c) Upon written request by the Participant, subject to ARTICLE XVII, the Company shall repurchase any shares previously awarded and issued to the Participant, including shares issued pursuant to Paragraph (a) above, for cash in an amount equal to the value of such shares as established under the terms of the Change of Control; and
                 (d) At the discretion of the Committee, the Participant shall receive a cash payment representing a pro rata portion of the award for the current Plan Year earned through the date of the Change of Control.
ARTICLE XII
TRANSFERABILITY OF SHARES
                 Shares issued under the Plan are unregistered securities and may not be resold without the prior written consent of the Company. Any shares transferred pursuant to this Article XII shall remain subject to the restrictions herein, and the transferee shall agree in writing to abide by the same terms and conditions imposed upon the transferor.
ARTICLE XIII
REPURCHASE OF SHARES
     Prior to termination of employment with the Company or termination of service as a member of the Board Of Directors, a Participant may request that the Company repurchase shares awarded and issued under the Plan as follows:
                 (a) Financial Hardship. Subject to ARTICLE XVII, he Company shall repurchase at Fair Market Value, within 30 days of receipt of a written election, any shares awarded and issued under the Plan if (i) the Participant experiences severe financial hardship due to illness or death in the immediate family, major uninsured casualty loss or other unforeseen events; (ii) the Participant delivers to the Company a written irrevocable election to have the Company repurchase the shares, including a statement in reasonable detail as to the nature of the holder’s financial hardship; and (iii) within 20 days of receipt of the election, the Committee does not determine that no severe financial hardship exists.
                 (b) Investment Diversification. Not more often than once per calendar year, a Participant may request that the Company repurchase up to 25% of the shares then awarded and vested in the Participant. Subject to ARTICLE XVII, the Company shall repurchase at Fair

Market Value, within 30 days of receipt of a written request, the number of shares which the Participant has designated for repurchase (up to 25% of the shares awarded and vested under the Plan) if (i) the Participant delivers to the Company a written irrevocable request to have the Company repurchase the shares; and (ii) within 20 days of receipt of the election, the Committee determines that the Company has funds available for such repurchase.
ARTICLE XIV
WITHHOLDING TAXES
     Pursuant to applicable federal and state laws, the Participant is subject to income and FICA taxes on the Fair Market Value of shares awarded to a Participant at the time such Fair Market Value is recognized by the Participant as income. The award of shares of Company stock to a Participant under the Plan who is a member of the Board of Directors is recognized as income and subject to taxes at the time of the award of the shares because such Participant is fully vested in his or her shares at the time of award. An award of shares of Company stock made to a Participant under the Plan who is not a member of the Board of Directors of the Company may be recognized as income at the time of award of the shares if the Participant elects (under I.R.C. Section 83(b)) to recognize the shares’ value as compensation in the year of the award, or the Participant may recognize the then Fair Market Value of the shares as income at the time the shares are vested in the Participant. The Company may require, as a condition to the issuance of shares after vesting, that the Participant concurrently pay to the Company the required withholding. The Participant’s tax obligation for the shares is subject to the following special rules:
                 (a) At the request of the Participant (but in the discretion of the Committee and subject to such rules and procedures as the Committee may adopt from time to time), the Participant may sell to the Company of up to fifty percent (50%) of such shares. If the Participant is allowed to redeem shares for payment of taxes, the Company shall withhold the required amount from the proceeds of such redemption and pay any remaining amount to the Participant for payment of any additional tax liability resulting from the issuance of such shares.
                 (b) The Company may, at the discretion of the Board of Directors, pay a bonus to the Participant to assist the Participant in paying all or a portion of the Participant’s tax obligation. The terms of any bonus shall be established by the Company’s Board of Directors and may be based upon the Company’s performance over a multi-year period, the Participant’s performance or such other terms as the Board of Directors may determine.
ARTICLE XV
AMENDMENT OR DISCONTINUANCE
     The Board of Directors, at any time, without the approval of the stockholders of the Company, may alter, amend, modify, suspend or discontinue the Plan.

ARTICLE XVI
LIABILITY
     No member of the Board of Directors or the Committee, and no officer, employee or agent of the Company or any affiliate shall be personally liable for any action, omission or determination made in good faith in connection with the Plan.
ARTICLE XVII
LIMITATION ON REPURCHASES
     Notwithstanding any other provision of this Plan, the Company shall not be obligated to repurchase any shares of a Participant if such repurchase would not be lawful under Wisconsin statutes, rules or regulations, would subject the Company to regulatory actions or sanctions, or would, in the good faith judgment of the Company, cause the Company severe financial hardship.